Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Pernix Therapeutics Holdings, Inc. and Subsidiaries on Form S-3/A of our report dated March 28, 2017, with respect to the consolidated financial statements of Pernix Therapeutics Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, and to reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

July 20, 2017